Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Offshore Group Investment Limited of our report dated March 15, 2012, with respect to the consolidated financial statements of Vantage Drilling Company and Subsidiaries (the “Company”) as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

November 20, 2012